                                                                      EXHIBIT 11

                       Borg-Warner Security Corporation
                       Computation of Per Share Earnings

                                                      Year Ended December 31,
                                                          (in thousands)
                                                    --------------------------
                                                     1994      1995      1996
                                                    ------    ------    ------
Average common shares outstanding                   22,893    23,097    23,266
Common stock equivalents                               277       302       251
                                                    ------    ------    ------

Shares used in computation of per share earnings    23,170    23,399    23,517
                                                    ======    ======    ======